21 Sparrow Circle, White Plains NY 10605
Tel +972.4.824.2051

May 29, 2013

Mr. Sav DiPasquale
506 Vaughan Mills Road,
Vaughan, Ontario, Canada

Dear Mr. DiPasquale:

RE:	Your Share Bonus.

Further to the terms of your Employment agreement (the “Agreement”) dated February, 2013, we confirm as follows:

Paragraph 2.3 of the Agreement calls for payment to you of Performance Shares in the event that the Company raises equity financings of between $1,000,000 and $5,000,000 from the date of your appointment while you remain employed under the Agreement.

This is to confirm our agreement that the Performance Shares will be replaced by Performance Options, whereby you can acquire the number of shares set out in paragraph 2.3 of the Agreement through performance of the criteria set out and by your payment to the Company of $0.001 per share.

This is to confirm our acknowledgement that the $1,300,000 in equity has been raised, and therefore 255,413 Performance Shares may be purchased by you (calculated as 982,358 divided by 5 then multiplied by 1.3) . We will issue these shares in the capital of Orgenesis Inc. to you immediately upon your payment of the sum of $255.41.

Please sign a copy of this letter indicating your confirmation of the calculation, and provide the sum.

Yours truly,

Vered Caplan
Director

Agreed

___________________________________
Sav DiPasquale
CEO